P&F INDUSTRIES TO ACQUIRE PACIFIC STAIR PRODUCTS

FARMINGDALE, N.Y., December 21, 2005 - P&F Industries, Inc. (Nasdaq NM:PFIN) today announced that it has entered into a definitive Asset Purchase Agreement (“APA”) for the purchase of substantially all of the assets of Pacific Stair Products (“PSP”), a privately-owned manufacturer of premium stair rail products and a distributor of staircase components to the building industry, primarily in southern California and the southwestern region of the United States. PSP, located in Vista, California, is a profitable entity with approximate annual revenues of $5 million. The acquisition is scheduled to close on January 3, 2006.

The Company intends to finance the asset purchase through its existing credit facility. The Company will continue to operate the PSP business in Vista, CA under current management and shall offer employment to substantially all of PSP’s current employees. The Company is utilizing a newly-formed entity, Pacific Stair Products, Inc., to make the acquisition. The newly-formed entity is a wholly-owned subsidiary of Countrywide Hardware, Inc. and will join Woodmark International LP and Nationwide Industries, Inc. in the Company’s Hardware business segment.

Richard Horowitz, the Company’s Chairman and Chief Executive Officer, commented, “We are extremely pleased to be adding PSP’s products and customer base to our growing staircase components business which, when combined with Woodmark International’s product offering, will create the only full-line, one-stop source of stair products offered on the West Coast. Additionally, we intend to combine the PSP manufacturing operation with our existing Vista warehouse operation that opened this past summer in order to take advantage of overhead savings and combined customer service logistics.”

Mr. Horowitz continued, “This acquisition further demonstrates the execution of our strategy to continue growing our core hardware business through complimentary product offerings with entrée into new and substantial geographic markets.”

P&F Industries, Inc., through its two wholly-owned operating subsidiaries, Florida Pneumatic Manufacturing Corporation and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools and various residential hardware such as staircase components, kitchen and bath hardware, fencing hardware and door and window hardware. P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company’s future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the impact of competition, product demand and pricing, and those described in the reports and statements filed by the Company with the Securities and Exchange Commission, including, among others, those described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004. These risks could cause the Company’s actual results for the 2005 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc. Joseph A. Molino, Jr. Chief Financial Officer 631-694-1800 www.pfina.com	Lippert/Heilshorn & Associates, Inc. Jody Burfening Investor Relations 212-838-3777 jburfening@lhai.com/

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